Exhibit 77(e)(10)

SUB-SUB-ADVISORY AGREEMENT FOR
ING INVESTORS TRUST
ING INTERNATIONAL SMALLCAP MULTI-MANAGER FUND

THIS SUB-ADVISORY AGREEMENT is made as of this 28th day of April, 2008, by and among DIRECTED SERVICES, LLC, a Delaware limited liability company, SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC., (“SIMNA”) a corporation organized under the laws of the State of Delaware with its principal place of business at 875 Third Avenue, 22nd Floor, New York 10022, and SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA LIMITED (“SIMNA Limited”) a UK corporation with its principal office and place of business at 31 Gresham Street, London, UK EC2V 7QA.

W I T N E S S E T H

WHEREAS, Directed Services LLC (“DSL”), a Delaware limited liability company, has retained SIMNA as its sub-adviser to render investment advisory services to the ING International Smallcap Multi-Manager Fund (the “Fund”), a series of a Delaware business trust (the “Trust”) registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act") pursuant to a Sub-Advisory Agreement, dated April 28, 2008 (the “DSL Advisory Agreement”); and

WHEREAS, SIMNA desires to employ SIMNA Limited as an investment sub-adviser to the Fund, and SIMNA Limited is willing to render investment sub-advisory services to SIMNA, subject to and in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, SIMNA and SIMNA Limited hereby agree as follows:

1.           Appointment of SIMNA Limited.  DSL and SIMNA hereby employ SIMNA Limited as investment sub-adviser for the assets of the Fund, on the terms and conditions set forth herein, and subject to the direction of SIMNA. SIMNA Limited accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

2.           Duties of SIMNA Limited.

(a)          DSL and SIMNA employ SIMNA Limited to act as its sub-advisor in managing the investment and reinvestment of the assets of the Fund in accordance with the DSL Advisory Agreement; to continuously review, supervise, and administer an investment program for the Fund; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Trust (either directly or through SIMNA) with all records concerning the activities of SIMNA Limited that the Trust is required to maintain; and to render or assist SIMNA in rendering regular reports to the Trust’s officers and the Board of Trustees concerning the discharge of SIMNA Limited’s responsibilities hereunder. SIMNA Limited will discharge the foregoing responsibilities subject to the supervision and oversight of DSL, SIMNA, the Trust’s officers and the Board of Trustees and in compliance with the objective, policies, and limitations set forth in the Fund’s prospectus and Statement of Additional

Information, any additional operating policies or procedures that the Fund communicates to SIMNA Limited in writing (either directly or through SIMNA), and applicable laws and regulations.  SIMNA Limited agrees to provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the services on the terms and for the compensation provided herein.

(b)           SIMNA and SIMNA Limited acknowledge and agree that SIMNA is ultimately responsible for all aspects of providing to the Fund the services required of SIMNA under the DSL Advisory Agreement.  Accordingly, SIMNA Limited shall discharge its duties and responsibilities specified in paragraph (a) of this Section 2 and elsewhere in this Agreement subject at all times to the direction, control, supervision, and oversight of SIMNA.  In furtherance thereof, SIMNA Limited shall, without limitation, (i) make its offices available to representatives of DSL and SIMNA for on-site inspections and consultations with the officers and applicable portfolio managers of SIMNA Limited responsible for the day-to-day management of the Fund, (ii) upon request, provide DSL and SIMNA with copies of all records it maintains regarding its management of the Fund and (iii) report to SIMNA each calendar quarter and at such other times as DSL or SIMNA may reasonably request regarding (A) SIMNA Limited’s implementation of the Fund’s investment program and the Fund’s portfolio composition and performance, (B) any policies and procedures implemented by SIMNA Limited to ensure compliance with United States securities laws and regulations applicable to SIMNA Limited and the Fund, (C) the Fund’s compliance with the objective, policies, and limitations set forth in the Fund’s prospectus and Statement of Additional Information and any additional operating policies or procedures that the Fund communicates to SIMNA Limited in writing (either directly or through SIMNA) and (D) such other matters as DSL or SIMNA may reasonably request.

3.           Securities Transactions. Among its responsibilities, SIMNA Limited shall select the brokers or dealers that will execute purchases and sales of securities for the Fund, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, subject to the Fund’s or DSL’s written policies and procedures provided to SIMNA Limited (either directly or through SIMNA), and consistent with Section 28(e) of the Securities Exchange Act of 1934. SIMNA Limited will promptly communicate or assist SIMNA in communicating to the Fund’s officers and the Board of Trustees such information relating to the portfolio transactions SIMNA Limited has directed on behalf of the Fund as DSL or SIMNA or such officers or the Board may reasonably request.

4.           Compensation of SIMNA Limited.  For the services to be rendered by SIMNA Limited as provided in this Agreement, SIMNA (and not the Trust or the Fund) will pay to SIMNA Limited at the end of each of month an amount equal to fifty percent (50%) of all fees actually paid by DSL to SIMNA in the prior month under Section 6 and Schedule A of the DSL Advisory Agreement; provided, however, that SIMNA Limited’s fee payable hereunder for any period shall be reduced such that SIMNA Limited bears fifty percent (50%) of any voluntary fee waiver observed or expense reimbursement borne by SIMNA with respect to the Fund for such month.  For clarity, SIMNA (and not the Trust, the Fund or DSL) shall be obligated to pay SIMNA Limited fees hereunder for any period only out of and following SIMNA’s receipt from DSL of advisory fees pursuant to Section 6 of the DSL Advisory Agreement for such period. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.

5.           Compliance.  SIMNA Limited agrees to comply with all policies, procedures, or reporting requirements that the Board of Trustees reasonably adopts and communicates to SIMNA Limited in writing (either directly or through SIMNA) including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements. “Applicable Law” means (i) the “federal securities laws” as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of SIMNA Limited in relation to the Fund.

6.           Status of SIMNA Limited.  SIMNA Limited is registered as an investment adviser pursuant to the Investment Advisers Act of 1940, as amended, and shall notify the other parties hereto promptly should this status change, or if SIMNA Limited considers it reasonably likely that such status shall change.  The services of SIMNA Limited to the Fund or SIMNA under this Agreement are not to be deemed exclusive, and SIMNA Limited will be free to render similar services to others so long as its services to the Fund and SIMNA under this Agreement are not impaired thereby.  SIMNA Limited will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust

7.           Liability/Indemnification.  SIMNA Limited shall have no duty to indemnify DSL for any losses resulting from the exercise of SIMNA Limited’s duties hereunder, except that no provision of this Agreement will be deemed to protect SIMNA Limited against any liability to DSL or SIMNA or to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or  negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.  Furthermore, nothing in this Agreement shall be deemed to create any liability or duty of indemnification on the part of DSL to SIMNA or SIMNA Limited that is in addition to any that exists under any other agreement, including without limitation for any losses whatsoever suffered by SIMNA or SIMNA Limited.  For the elimination of doubt, this clause is not intended to amend any provision of any other agreement entered into between or among any of the parties hereto creating any liability or duty to indemnify on the part of any of the parties, including, without limitation, paragraphs 14 and 15 of the Sub-Advisory Agreement entered into on or about April 28, 2008 between DSL and SIMNA.

8.           Duration; Termination; Notices; Amendment.  Unless sooner terminated as provided herein, this Agreement shall continue in full force and effect through [November 30, 2009].  Thereafter, unless sooner terminated, this Agreement shall continue in full force and effect for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Trustees of the Fund, or (ii) the vote of a majority of the outstanding voting shares of the Fund (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Trustees of the Fund who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Fund or the Manager, cast in person at a meeting called for the purpose of voting on such approval, but shall not remain in effect to the extent that the subadvisory agreement between DSL and SIMNA or the DSL Advisory Agreement has been terminated.  Notwithstanding the foregoing, this Agreement may also be terminated, without the payment of any penalty, by DSL or SIMNA (i) upon 60 days' written notice to SIMNA Limited; or (ii) upon material breach by SIMNA Limited of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; SIMNA Limited may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days' written notice to DSL or SIMNA; or (2) upon material breach by SIMNA of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the DSL Advisory Agreement.  Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

If to SIMNA, at:

Schroder Investment Management North America Inc.
875 Third Avenue
22nd Floor
New York, NY 10022
Attention: Catherine A. Mazza
Telephone: 212-641-3889
Facsimile: 212-641-3897

If to SIMNA Limited, at:

Schroder Investment Management North America Limited
31 Gresham Street
London, U.K. EC2V 7QA
Attention: Matthew Dobbs
Telephone: 020 7658 2415

If to DSL at:

Directed Services, LLC
1475 Dunwoody Drive
Westchester, PA 19380

This Agreement may be amended by mutual consent of the parties hereto.

9.           Severability.   If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

10.           Confidentiality. SIMNA Limited shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to any person other than SIMNA, the Trust, the Board of Trustees, DSL, and any director, officer, or employee of SIMNA, the Trust, or DSL, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order, or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over SIMNA or SIMNA Limited, or (iii) for information that is publicly available other than due to disclosure by SIMNA Limited or its affiliates or becomes known to SIMNA Limited from a source other than SIMNA, the Trust, the Board of Trustees, or DSL.

11.           Proxy Policy.  SIMNA Limited acknowledges that neither SIMNA nor SIMNA Limited will have a duty to vote any proxy solicited by or with respect to the issuers of securities in which assets of the Fund are invested unless DSL gives SIMNA or SIMNA Limited written instructions to the contrary.  SIMNA Limited agrees that it will immediately forward any proxy solicited by or with respect to the issuers of securities in which assets of the Fund are invested to DSL or to any agent of DSL designated by the DSL in writing.  Further, SIMNA Limited agrees to carry out or assist SIMNA Inc. to carry out the responsibilities set forth under Section 2(i) of the DSL Advisory Agreement.

12.           Governing Law.  All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-interest law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

13.           Treatment of Fund Under FSA Rules.  The Fund will be treated as an Intermediate Customer under rules of the Financial Services Authority in the United Kingdom.

14.            Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Sub-Advisory Agreement to be executed effective as of the date first set forth herein.

SCHRODER INVESTMENT MANAGEMENT
NORTH AMERICA INC.

By:  /s/ Catherine Mazza________________________
       Name:  Catherine Mazza
       Title:  Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT
NORTH AMERICA LIMITED

By:  /s/ Mark A. Hemenetz_____________________
       Name: Mark A. Hemenetz
       Title:  Authorized Signatory

DIRECTED SERVICES LLC

By:  /s/ Todd Modic___________________________
       Name: Todd Modic
       Title:  Vice President